Exhibit 16.1

December 1, 2010

Securities and Exchange Commission
Division of Corporate Finance
100 F Street, N.E.
Washington, D.C. 20549

To Whom It May Concern:

We were previously engaged as principal accountants for AVAX Technologies, Inc. and Subsidiaries (the “Company”) and we reported on the consolidated financial statements of the Company as of and for the year ended December 31, 2007 and the period January 12, 1990 (incorporation) through December 31, 2007. On January 8, 2010, our appointment as principal accountants terminated based on a mutual agreement between the Company and us.

We have read the Company’s statements included under the heading “Change in Accountants” in the attached Form 10 and we agree with such statements, except that we are not in a position to agree or disagree with the Company’s statement on whether or not the Company consulted with WithumSmith+Brown, PC regarding any of the matters set forth in Item 304(a)(2)(i) and (ii) of Regulation S-K.

Very truly yours,

BBD, LLP
Certified Public Accountants

BBD, LLP
CERTIFIED PUBLIC ACCOUNTANTS
ACCOUNTING ■ AUDIT ■ TAX ■ BUSINESS ADVISORY
1835 MARKET STREET, 26TH FLOOR ■ PHILADELPHIA, PA 19103 ■ T: 215/567-7770 ■ F: 215/567-6081 ■ www.bbdcpa.com